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                                                                         Ex B(4)

                           INTRA-GROUP LOAN AGREEMENT

                                                     Dated as of 3 January, 2002

This Agreement sets out the basis on which the Lender is providing the Borrower with a loan (the "LOAN")

RASMALA DISTRIBUTION (CAYMAN) LIMITED:           (the "LENDER")

RASMALA DISTRIBUTION (BERMUDA) LIMITED:          (the "BORROWER")

1      DEFINITIONS

       In this Agreement:

       Words and expressions defined in the Senior Bridge Facility Agreement shall have the same meanings where used in this Agreement, but so that:

       "FACILITY AGREEMENTS" means the Senior Bridge Facility Agreement, Mezzanine Facility Agreement, and the Investor Loan Agreement;

       "INVESTOR LOAN AGREEMENT" means the agreement between the Investor and the Parent pursuant to which the Investor Loan is to be made, as amended, refinanced or replaced from time to time (including by way of conversion into longer term debt, increase in amount or change of parties);

       "MEZZANINE FACILITY AGREEMENT" means the mezzanine facility agreement dated on or about the date of this Agreement between (among others) the Parent and Capital Trust N.V., as amended, refinanced or replaced from time to time (including by way of conversion into longer term debt, increase in amount or change of parties); and

       "SENIOR BRIDGE FACILITY AGREEMENT" means the $30,000,000 bridge facility agreement dated on or about the date of this Agreement between (among others) the Parent and SHUAA Capital p.s.c. as amended, refinanced or replaced from time to time (including by way of conversion into longer term debt, increase in amount or change of parties).

2      AMOUNT OF LOAN

       The amount of the Loan shall be the sum of up to US$65,000,000. The Borrower may draw down the Loan or any part of it with the consent of the Lender.

3      INTEREST

       Unless otherwise agreed by the parties:

3.1 The Borrower shall pay interest on the outstanding principal amount of the Loan at a rate per annum that yields an amount equal to the aggregate amount of interest payable on the Loans as defined in each of the Facility Agreements (respectively); and

3.2 Interest shall be payable on each date on which interest is due under the Facility Agreements.

4      REPAYMENT AND PAYMENTS

4.1 The Borrower shall repay the principal amount of the Loan in the amounts and on the dates that principal is repayable under the Facility Agreements and otherwise upon demand in writing by the Lender (at its sole discretion).

4.2    The Borrower may prepay the whole, or any part, of the Loan at any time.

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5      ACKNOWLEDGEMENT BY THE BORROWER

       The Borrower expressly acknowledges that the Lender may assign or otherwise grant security over its rights under this Agreement in favour of SHUAA Capital p.s.c. and any other person previously agreed by the Borrower.

6      TERMINATION

       This Agreement may be terminated at any time by written agreement of the parties, but without prejudice to any amounts owing hereunder.

7      GOVERNING LAW AND JURISDICTION

       This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the jurisdiction of the English courts in respect of any dispute arising out of this Agreement. Such jurisdiction shall be non-exclusive except to the extent that such non-exclusivity prejudices the submission to the English courts or English law.

For and on behalf of                                  For and on behalf of
the Lender                                            the Borrower







/s/ Ali Samir al Shihabi                              /s/ Arif Naqvi
--------------------------                            --------------------------
Authorised Signatory                                  Authorised Signatory
RASMALA DISTRIBUTION                                  RASMALA DISTRIBUTION
(CAYMAN) LIMITED                                      (BERMUDA) LIMITED